CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 25, 2016, accompanying the financial statements of Long-Term Investment Grade Trust, Series 19 and Insured Income Trust, Series 115 (included in Van Kampen Focus Portfolios, Taxable Income Series 51) as of October 31, 2015, and for each of the three years in the period ended October 31, 2015 and the financial highlights for each of the five years in the period ended October 31, 2015, contained in this Post-Effective Amendment No. 12 to Form S-6 (File No. 333-109460) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 25, 2016